Exhibit 99.1

FOR IMMEDIATE RELEASE

WII COMPONENTS, INC. ANNOUNCES PRIVATE OFFERING OF $115 MILLION

OF SENIOR SECURED NOTES DUE 2015

St. Cloud, MN — October 25, 2010 — WII Components, Inc. (the “Company”) announced today that it intends to offer, subject to market and customary conditions, $115 million in aggregate principal amount of senior secured notes due 2015 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be senior secured obligations of the Company, secured by a first priority security interest in certain of the property and assets of the Company, subject to certain exceptions. The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Company’s existing subsidiaries and certain of its future restricted subsidiaries.  The Company intends to use the net proceeds from this offering, together with cash on hand, if necessary, to pay the consideration in a concurrent tender offer and consent solicitation the Company has undertaken in respect of its existing 10% Senior Notes due in 2012, and to pay any related fees and expenses.  The remaining net proceeds from the offering, if any, will be used for general corporate purposes.

The Notes and related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act.  The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities.  The Notes offering is not being made to any person  in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Company will offer the Notes or consummate the offering, the anticipated terms of the Notes and the offering, and the anticipated use of the proceeds of the offering. Important assumptions and other important factors could cause actual results to differ materially from those expected.  Except to the extent required by applicable federal securities laws, neither the Company nor any of its affiliates undertakes any obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About WII Components, Inc.

WII Components, Inc. is one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States.  WII Components, Inc. is headquartered in St. Cloud, Minnesota and has a website at www.wiicomponents.com.

Contact:

Dale Herbst

Chief Financial Officer

WII Components, Inc.

(320) 252-1503